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                                                                      EXHIBIT 11


                      SIENA HOLDINGS, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                Quarter Ended                    Six Months Ended
                                                                  December 31                        December 31
                                                           ---------------------------       ---------------------------
                                                             1999              1998             1999             1998
                                                           ----------       ----------       ----------       ----------
                                                                           (as restated)                     (as restated)
BASIC EARNINGS  PER SHARE
    COMPUTATION:
Net income available to common stockholders .........      $        8       $       31       $       33       $       54
                                                           ==========       ==========       ==========       ==========
Weighted average common shares outstanding ..........           6,000*           5,239*           6,000*           4,620*


BASIC EARNINGS PER SHARE:
Net income available to common stockholders .........      $     0.00*      $     0.01*      $     0.01*      $     0.01*
                                                           ==========       ==========       ==========       ==========

DILUTED EARNINGS  PER SHARE
    COMPUTATION:
Income available to common stockholders .............      $        8       $       31       $       33       $       54
Income effect of assumed conversions ................              --               --               --               --
                                                           ----------       ----------       ----------       ----------
Net income available to common stockholders
    +  assumed conversions ..........................      $        8       $       31       $       33       $       54
                                                           ==========       ==========       ==========       ==========

Weighted average common shares outstanding ..........           6,000*           5,239*           6,000*           4,620*
Plus: Dilutive potential common shares under the SHI
            Nonqualified Stock Option Plan and
            Directors' Nonqualified Stock Option Plan             123*              --*              92*              --*
                                                           ----------       ----------       ----------       ----------
Adjusted weighted average shares outstanding ........           6,123*           5,239*           6,092*           4,620*
                                                           ==========       ==========       ==========       ==========

DILUTED EARNINGS PER SHARE:
Income available to common stockholders .............      $     0.00*      $     0.01*      $     0.01*      $     0.01*
Income effect of assumed conversions ................              --               --               --               --
                                                           ----------       ----------       ----------       ----------
Net income available to common stockholders
    +  assumed conversions ..........................      $     0.00*      $     0.01*      $     0.01*      $     0.01*
                                                           ==========       ==========       ==========       ==========


* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.